Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
MVB Financial Corp. and Subsidiary

We consent to the incorporation by reference in the registration statements (Nos. 333-189512, 333-186910, 333-145716, and 333-120234.) on Forms S-8 of and (Nos. 333-180317, 333-208949, and 333-215140) of Forms S-3 of MVB Financial Corp. and Subsidiary of our reports dated March 13, 2020, with respect to the consolidated financial statements of MVB Financial Corp. and Subsidiary and the effectiveness of internal control over financial reporting, which reports appear in MVB Financial Corp. and Subsidiary’s 2019 Annual Report on Form 10-K.

Sincerely,

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland
March 13, 2020